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EXHIBIT 99.2

                     ARIBA ANNOUNCES TWO-FOR-ONE STOCK SPLIT

MOUNTAIN VIEW, CALIF. - MARCH 2, 2000 - Ariba, Inc. (NASDAQ: ARBA), the leader in business-to-business electronic commerce solutions, announced today the company's board of directors authorized a two-for-one stock split, to be effected in the form of a stock dividend.

The stock split will be effected by distribution to each stockholder of record as of March 20, 2000 one share of Ariba's common stock for each share of common stock held. Ariba expects the shares resulting from the split to be distributed by Ariba's transfer agent on or about March 31st. The stock split will increase the number of shares of Ariba common stock outstanding from approximately 92 million shares as of March 2, 2000 to approximately 184 million shares.

Ariba, Inc. is the leading provider of B2B services and solutions to leading companies around the world, including more than 15 of the Fortune 100. The company delivers an open, end-to-end, best-of-breed platform of interoperable solutions to build B2B marketplaces, manage corporate purchasing, and electronically enable suppliers on the Internet. Together, Ariba's Internet services and software integrate commerce processes of B2B marketplaces, buyers, suppliers and commerce service providers to create global economies of scale for all participants. Ariba can be contacted in the U.S. at +1-650-930-6200 or at www.ariba.com.

Ariba and the Ariba logo are registered trademarks of Ariba, Inc. All other products or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners.